Exhibit 10.2

EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT (the "Agreement") is effective as of December 31, 2004  (the "Effective Date"), between HOTEL TV, INC., a Florida corporation with an office at 530 North Federal Highway, Fort Lauderdale, Florida 33301 ("Company"), and LOU WOLFSON, a resident of  Hallandale Beach, Florida ("Executive"); each, individually, a "party," and, collectively, "parties."

R E C I T A L S:

            WHEREAS, Company is in the business of providing advertising services in hotels and resorts; and

            WHEREAS, Executive is co-founder and has served as co-President of National Hotel Television Network, Inc., a Florida corporation ("NHTN") that was acquired by Magic Media Networks, Inc., a Delaware corporation, the sole shareholder of Company ("Parent"), pursuant to that certain Stock Purchase Agreement of even date herewith by and between Parent, NHTN, Executive and Alec Lindenauer (the "Stock Purchase Agreement"); and

            WHEREAS, Company desires to employ the Executive as President of Company and Executive wishes to serve in such capacity on the terms and conditions set forth below.

P R O V I S I O N S:

            NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

            1.         Employment; Duties.  Company hereby agrees to employ Executive as its co-President, to share equally with Alec Lindenauer, co-founder and former co-President of NHTN, the authority and responsibilities of the office of the President. The Executive hereby accepts such employment.  Executive will report to Company's Board of Directors and will perform those duties and have such authority and powers as are customarily associated with the positions of President of a company engaged in a business similar to that of Company, including, without limitation, leading Company's management, overseeing and implementing Company's business development efforts, preparing business plans, and in addition acting as a salesperson and having such other duties and responsibilities as the Board of Directors may reasonably request.  Executive acknowledges and agrees that Parent is not a party to this Agreement and that Company, and not Parent, shall be the employer of Executive.  Nothing in this Agreement shall be construed as creating any employment relationship between Executive and Parent, in the capacity of an executive officer or otherwise.  Executive further acknowledges and agrees that Parent shall not be liable to Executive for Company's failure to perform any of Company's obligations under this Agreement.  Notwithstanding any language to the contrary in this Section 1 or elsewhere in this Agreement, however, each of the parties hereto acknowledge and agree that no language in this Section 1 or elsewhere in this Agreement shall be construed as a waiver of any future causes of action which Executive might otherwise have against Parent pursuant to the terms and conditions of the Stock Purchase Agreement or the terms and conditions of that certain Agreement and Plan of Reorganization of even date therewith and herewith by and between Parent, ALW Communications, Inc., a Florida corporation, Executive and Alec Lindenauer.

            2.         Term.  The term of this Agreement shall commence on the Effective Date and shall continue for three (3) years from the Effective Date unless otherwise terminated as provided herein.

            3.         Compensation.

                        (a)        Initial Annual Salary.   Beginning on the Effective Date and continuing throughout the Term of this Agreement until the end of the First Banner Year (as hereinafter defined), Company shall pay Executive, commencing on the Effective Date, an annual salary equal to Fifty Thousand Dollars ($50,000.00), payable in accordance with Company's regular payroll practices.  Notwithstanding any language to the contrary in this Section 3(a), Executive acknowledges and agrees that Company shall be entitled to withhold the first One Thousand Dollars ($1,000.00) in salary payable to Executive under this Agreement during the first payroll period after the Effective Date.

                        (b)        First Annual Salary Increase.  The parties hereto acknowledge and agree that, prior to the Effective Date, the Company was not engaged in business operations and had zero gross sales revenues.  In the event that Company's gross sales revenues for any fiscal year during the Term equals or exceeds the amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00) (the "First Banner Year"), the annual salary due and payable to Executive shall increase to Seventy Thousand Dollars ($70,000.00), effective immediately after the end of the First Banner Year and continuing throughout the Term of this Agreement until such time as any further annual salary increases due and payable to Executive become effective as set forth in paragraph (c) below.

                        (c)        Additional Annual Salary Increases.  Beginning on each annual anniversary of the end of the First Banner Year during the Term, the annual salary payable to Executive shall increase by an amount equal to (i) One Thousand Dollars ($1,000) multiplied by (ii) the point increase, if any, in Company's gross sales revenues for Company's most recent fiscal year end as compared to Company's second most recent fiscal year end, up to a maximum annual salary increase in the amount of Twenty Thousand Dollars ($20,000.00).  For example, in the event that Company's gross sales revenues as of the first annual anniversary of the end of the First Banner Year amounts to $137,500,Executive shall be entitled to an annual increase in salary in the amount of $10,000, based upon an increase in gross sales revenues of ten points, or 10%.  However, using the same example above, if gross sales amounts to $207,500, Executive shall be entitled to an annual increase in salary in the maximum amount of $20,000, notwithstanding an increase in gross sales revenues of over 66 points, or over 66%.

                        (d)        Accrued Increase. In the event that Company determines its gross sales revenues after any annual anniversary of the Effective Date, Company shall pay Executive, in lump sum on the next pay date of Company's payroll schedule immediately after said determination, the balance of any accrued but unpaid increase in salary, retroactive to the applicable annual anniversary date of the Effective Date.  In no event shall (i) any language in this paragraph 3(d) be construed to permit Company to withhold any annual salary increase due and payable to Executive, or (ii) any language in this Section 3 or elsewhere in this Agreement be construed to permit Company to decrease the annual salary of Executive, regardless of any decrease(s), at any time during the Term, in Company's gross sales revenues. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

                        (e)        Sales Commissions:      Company shall pay Executive, on or before the tenth (10th) calendar day of each month during the Term, a sales commission in an amount equal to twelve and a half percent (12.5%)  of Company's gross sales revenues that are (i) collected by Company during the previous calendar month and (ii) attributable to advertising services rendered by Executive and/or Alec Lindenauer (and not withstanding the payment of any sales commission to Mr. Lindenauer for the same sale pursuant to a separate employment agreement by and between Mr. Lindenauer and Company), where said services are the procuring cause of sale, either on behalf of Company in accordance with the terms and conditions of this Agreement or on behalf of NHTN or any affiliate of NHTN prior to the Effective Date ("Pre-Effective Date Sale"); provided, however, that the commission rate payable to Executive shall be increased to eighteen and a half percent (18.5%) in any event that Company is not obligated to pay an additional commission to Alec Lindenauer for the same sale.

                        (f)        Bonuses.  Executive shall be eligible to receive a cash bonus, based upon the Company's financial performance and as determined in the discretion of Company's Board of Directors.

            4.         Benefits.  In addition to the compensation set forth above, Company shall provide Executive with the following benefits:

                        (a)        Executive and Executive's family, as applicable, shall be entitled to participate in all employee benefit plans and programs from time to time if and when sponsored by Company; provided, however, that Company shall be obligated to sponsor all employee benefit plans and programs commensurate with those sponsored by Parent for its executive employees.

                        (b)        During the first year of the Term, Executive shall be entitled to two (2) weeks of vacation each year that he is employed hereunder during which vacation his salary shall be paid in full.  Thereafter, beginning on the first annual anniversary of the Effective Date, Executive shall be entitled to two (2) weeks of paid vacation per year of the Term or to such time period of paid vacation per year of the Term as is commensurate with vacation benefits to executives of Parent, whichever is longer.  Any vacation not taken by Executive shall not carryover into the succeeding year. All unused and accrued vacation shall be paid to Executive (or Executive's estate) upon Executive's termination of employment.

                        (c)        Company shall provide Executive with up to five (5) days of paid sick leave each year; unused sick days shall not carryover into the succeeding year.  Company also shall provide Executive with holiday pay, as provided by Company to its other executives and commensurate with holiday pay policies to executives of Parent.

            5.         Expenses.  Executive will be entitled to be paid or reimbursed for all reasonable, out-of-pocket expenses incurred by Executive in connection with Executive's responsibilities to Company, including, without limitation, administrative, travel, lodging, food, and entertainment; provided, however, that Executive shall be required to obtain the prior written consent of Company for any expenditure (a) in any amount in excess of One Thousand Dollars ($1,000.00) for any individual expense, and (b) in any amount in excess of Ten Thousand Dollars ($10,000.00) in the aggregate for any multiple, related expenses.

            6.         Confidential Information. Executive shall not, during the Term, disclose, except as required or necessary in the course of his employment by Company or as otherwise authorized by Company, any Confidential Information (as defined herein).  "Confidential Information" shall mean any information existing as of the date of this Agreement, or thereafter developed, in which Company has a proprietary interest, including, but not limited to, information relating to its patents, technology, research and development, technical data, trade secrets, know-how, products, services, finances, operations, sales and marketing, customers and customer information, licenses, orders for the purchase or sale of products, personnel matters and/or other information relating to Company, whether communicated orally, electronically or in writing, or obtained by Executive as a result of his employment, or through observation or examination of the Company's business.  Company and Executive agree that the foregoing confidentiality obligations shall not apply to information that (i) was known to Executive prior to the receipt of such information, (ii) was publicly available at the time of disclosure or subsequently becomes available through no fault of Executive, (iii) was disclosed to Executive by a third party who is under no obligation of confidentiality with Company, or (iv) was ordered to be disclosed by any arbitrator, court or governmental authority, provided that Executive provides Company with immediate prior notice of such order so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 6.

            7.         Non-Competition Covenant; Non Solicitation Covenant

                        (a)        During the Term hereof Executive shall not, directly or indirectly as an officer, director, employee or other representative of any entity, engage in any business that sells or provides the same products or services as those sold or provided by Company.  In addition, for a period of four (4) years after the termination of this Agreement, Executive agrees that he will not, within the continental United States of America, directly or indirectly as an officer, director, employee or other representative of any entity, engage in any business that sells or provides the same products or services as those sold or provided by Company at such time.  In the event that a court of competent jurisdiction holds that the geographic scope of the restriction set forth in this Section 7(a) is unenforceable, then said scope shall be lessened only to the extent necessary to permit said scope to be enforced in any such proceedings.

                        (b)        Notwithstanding anything herein to the contrary, Executive shall not be prevented or limited from  (i) serving as a director, officer or member of professional, trade, charitable and civic organizations, or (ii) passively investing (not to exceed being a beneficial owner of more than 3% of the outstanding Common Stock)  his assets in such a form and manner as will not conflict with the terms of this Agreement and will not require services on the part of Executive in the operation of the business of the entities in which such investments are made.

                        (c)  In furtherance of the foregoing, Executive shall not, during the aforesaid period of non-competition, directly or indirectly, in connection with any business involved in any business similar to the business in which the Company was engaged, or in the process of developing during Executive's tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of his employment.

                        (d) If any court shall hold that the duration of non-competition or any other restriction contained in this Section 7 is unenforceable, it is the intention of the parties hereto that same shall not thereby be terminated but shall be deemed amended only to the extent necessary to permit said duration or restriction to be enforced in any such proceedings.

            8.         Termination of Agreement.  For purposes of this section 8, "business day" shall be defined as any Monday through Friday during which commercial banks are open for business in Fort Lauderdale, Florida.

                        (a)        This Agreement shall terminate upon Executive's death.

                        (b)        Company may terminate this Agreement upon Executive's disability ("Disability"), which shall mean his incapacity due to physical or mental illness or disability, which renders him absent, or unable to competently perform, his duties hereunder on a full time basis for a period of two (2) months, whether consecutive or cumulative, within any twelve (12) month period.

                        (c)        Company may terminate this Agreement for "Good Cause" as defined below upon written notice to Executive, which notice shall specify the reason(s) for termination.  For purposes of this Agreement, "Good Cause" means (i) willful disobedience by the Executive of a material and lawful instruction of the Board of Directors of the Company; (ii) conviction of the Executive of any misdemeanor involving fraud or embezzlement or similar crime or any felony; (iii) an order is entered by the Securities and Exchange Commission, a state regulatory agency  or an exchange on which the Company's securities are traded finding that Executive has violated the securities laws; (iv)  breach by the Executive of any material term, condition or covenant of this Agreement; (v)  fraud or  gross negligence in the performance of his duties to the Company; or (vi)  excessive absences from work, other than for illness or Disability; provided, however, that in the case of breach which is capable of being cured for any of items (i) through (vi) above, Executive shall be afforded the opportunity to cure said breach within five (5) business days after Company has provided Executive with written notice thereof.

                        (d)       Executive may terminate this Agreement without cause upon written notice to the Company.

                        (e)        Executive may terminate this Agreement at any time, on five (5) business days advance written notice to Company, for "Good Reason" which shall mean the occurrence of one or more of the following events without Executive's prior written consent:

                                    (i)        any change in Executive's status, title, authorities or responsibilities (including reporting responsibilities) which represents a demotion from Executive's status, title, position or responsibilities (including reporting responsibilities) as of the date of this Agreement; or any removal of Executive from, any of such positions, except in the event of Executive's death or Disability;

                                    (ii)       the failure by Company to continue in effect any incentive, or other compensation plan in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by Company to continue Executive's participation therein, or any action by Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder;

                                    (iii)       the failure of Company to obtain the agreement of any successor or assignee of the Company to fully assume and agree to perform this Agreement;

                                    (iv)        any breach by Company of any material term, condition or covenant of this Agreement, which is not cured within five (5) business days after Executive has provided Company with notice thereof; or

                                    (v)        the failure of Parent to contribute a minimum of Two Hundred Thousand Dollars ($200,000.00) in capital to Company for its working capital needs (the "Parent Minimum Capital Contribution")within six (6) months months after the Effective Date pursuant to Section 7.2 of the Stock Purchase Agreement; each of the parties hereto acknowledging and agreeing that no language in this Section 8(e) shall be construed as creating any contractual obligation on Parent to make the Parent Minimum Capital Contribution, other than as set forth in the Stock Purchase Agreement.                   (f)         This Agreement may be terminated upon the mutual agreement of Company and Executive.

                        (g)        Company may terminate this Agreement without cause upon written notice to Executive.

            9.         Obligations Following Termination of Agreement.

                        (a)        If this Agreement is terminated pursuant to Section 8(a), (b), (c)or (d), Company shall have no obligation to pay any Severance Pay (as defined below) or benefits to Executive; provided, however, Company shall be obligated to pay Executive (or in the case of his death, his spouse, estate or representative) all unpaid salary, earned commissions, vacation and other benefits accrued through the date of termination of this Agreement and shall provide such other benefits, as may be required by law.

                        (b)        If this Agreement is terminated by Executive for Good Reason pursuant to Section 8(e) herein or by Company without cause pursuant to Section 8(g) herein:

                                    (i)         Executive shall be paid all unpaid salary, earned commissions, vacation and other benefits accrued through the date of termination and shall receive such other benefits, as may be required by law;

                                   (ii)        Executive shall receive as severance payment ("Severance Pay") an amount equal to (a) all of the salary he would have received for the period beginning on the effective date of termination through the end of the first (1st) month thereafter,  at the rate in effect as of the effective date of Executive's termination but including any salary increase to which Executive would have been entitled pursuant to Section 3(a) herein, and (b) all of the sales commissions for the  period beginning on the effective date of termination through the end of the sixth (6th) month thereafter to which Executive would have been entitled pursuant to Section 3(b) herein, payable on normal pay dates in accordance with the Company's pay policies in effect prior to the termination date.

                                    (iii)       All options for Company stock granted to Executive after the Effective Date including, without limitation, Executive's Stock Options, or otherwise, that remain unvested shall immediately vest, and Executive shall have a period of six (6) months following termination to exercise his vested options.

                        (c)        Upon the termination of this Agreement for any reason, any and all restrictions (other than restrictions which are the result of applicable federal and/or state securities laws and regulations and those restrictions which Executive has entered into with a third party on a contractual basis) on the transfer of shares of Company's stock then owned by Executive (which shall include any and all option shares unvested at the time of the termination) shall be terminated as of the date of termination of this Agreement.

            10.       Indemnification by Company. Company shall, to the maximum extent permitted by law, indemnify, defend and hold harmless Executive from and against any and all claims, actions, liabilities, losses, damages, penalties, expenses, and costs, including, without limitation, reasonable attorneys' fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with (a) any audit, investigation or other claim by any third party against Company and/or Parent (including without limitation the United States Securities and Exchange Commission or National Association of Securities Dealers), or (b) any proceeding arising by reason of Executive's employment by Company, or any breach of this Agreement by Company; provided, however, Company shall not indemnify, defend or hold harmless Executive with respect to any of the foregoing incurred in connection with the fraud or willful and wanton or negligent misconduct of Executive or any breach of this Agreement by Executive.  Company shall, to the maximum extent permitted by law, advance to Executive any expenses incurred in defending any such proceeding.  The indemnification provisions of Section 10(a) shall survive any termination, for any reason or no reason, or expiration of this Agreement indefinitely, without limitation.  The indemnification provisions of Section 10(b) shall (i) be limited to an aggregate indemnification amount of Seventy-Five Thousand Dollars ($75,000.00) and (ii) expire at the end of the twenty-fourth (24th) month following the expiration or termination, for any reason or no reason, of this Agreement.

            10.5     Indemnification by Executive.  Executive shall indemnify, defend and hold harmless Company from and against any and all claims, actions, liabilities, losses, damages, penalties, expenses, and costs, including, without limitation, reasonable attorneys' fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with (a) the fraud or willful and wanton misconduct of Executive or (b) any breach of this Agreement by Executive.  The indemnification provisions of Section 10.5(a) shall survive any termination, for any reason or no reason, or expiration of this Agreement indefinitely, without limitation.  The indemnification provisions of Section 10(b) shall (i) be limited to an aggregate indemnification amount of Seventy-Five Thousand Dollars ($75,000.00) and (ii) expire at the end of the twenty-fourth (24th) month following the expiration or termination, for any reason or no reason, of this Agreement.

            11.       Work-for Hire.  Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Executive by the Company, and free of any additional obligations of the Company to make additional payment to Executive, Executive agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectible by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company and within the scope of his duties of employment that are developed by Executive during the Term and prior to the termination of his/her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours.  Executive agrees that all such inventions, software, manuscripts, documentation, improvement or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire.  Executive hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company Executive's attorney-in-fact with full powers to execute such document itself in the event Executive fails or is unable to provide the Company with such signed documents.  This provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, and (b) the invention results from any work performed by Executive for the Company.

            12.       Board Seat.  Company covenants that, upon request by Executive at any time during the Term, Company shall use its best efforts to nominate Executive for election to the Board of Directors of Company, to serve in such capacity for the duration of the Term or such shorter period as determined by Executive in his sole discretion.

            13.       Miscellaneous.

                        (a)        This Agreement:

                                    (i)         shall constitute the entire agreement between the parties hereto and supersedes all prior agreements, written or oral, concerning the subject matter herein and there are no oral understandings, statements or stipulations bearing upon the effect of this Agreement which have not been incorporated herein.

                                    (ii)        may be modified or amended only by a written instrument signed by each of the parties hereto.

                                    (iii)       shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

                                    (iv)       may not be assigned by either party without a written agreement signed by all parties hereto.  Any assignment not signed by all parties is null and void.

                        (b)        If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear.  The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                        (c)        This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without reference to conflict of laws principles.  Any litigation involving this Agreement shall be adjudicated in a court with jurisdiction located in Broward County, Florida and the parties irrevocably consent to the personal jurisdiction and venue of such court.

                        (d)        All notices and other communications under this Agreement must be in writing and must be given by personal delivery or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered, five (5) days after mailing, if mailed, to the respective persons named below:

                        If to Company:
                        Hotel TV, Inc.
                        Attention: Gordon Scott Venters, President
                        530 North Federal Highway
                        Fort Lauderdale, FL 33009

                         If to Executive:
                        Mr. Lou Wolfson
                        400 Leslie Drive, Apt. 227
                        Hallandale Beach, Florida 33019

             Any party may change such party's address for notices by notice duly given pursuant to this Section.

                        (e)        In the event of litigation to enforce the terms and conditions of this Agreement, the losing party agrees to pay the substantially prevailing party's costs and expenses incurred including, without limitation, reasonable attorneys' fees.

                        (f)        This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                        (g)        Each party represents and warrants that said party is authorized to enter into this Agreement and to be bound by its terms.

                        (h)                    Each party agrees to execute and deliver any and all such other and additional instruments and documents and do any and all such other acts and things as may be necessary or expedient to fully effectuate this Agreement and carry out the relationship contemplated hereunder.

                        (i)         Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision hereof and shall not be effective at all unless in writing and signed by both parties.  A waiver of any of the terms and conditions hereof shall not be construed as a general waiver by either party, and such waiving party shall be free to reinstate any such term or condition, with or without notice to the other party.

                        (j)         Executive acknowledges and agrees that any breach or threatened breach of Section 6 herein relating to confidential information or Section 7 herein relating to non-competition and non-solicitation covenants would cause irreparable injury for which money damages would be an inadequate remedy.  Accordingly, Company shall be entitled, without any requirement for security or the posting of any bond, to specific performance and injunctive and other equitable relief from the breach or threatened breach of any such covenant, in addition to and not in limitation of any other legal or equitable remedies which may be available.

                        (k)        The recitals set forth at the beginning of this Agreement are true and correct and incorporated herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY:   Hotel TV, Inc., a Florida corporation

By:

Name: Gordon Scott Venters

Title: Acting President and Sole Director

EXECUTIVE:  Lou Wolfson

___________________

Lou Wolfson